Exhibit 99.1

Bob Evans Farms Names Doug Benham Executive Chair

Board Forms Office of the Chair to Serve Until New CEO Appointed

NEW ALBANY, Ohio – Aug. 28, 2015 – Bob Evans Farms, Inc. (NASDAQ:BOBE) today announced that the Board of Directors has named Douglas N. Benham, former President and Chief Executive Officer of Arby’s Restaurant Group, Inc., and a Director of Bob Evans since August 2014, to the new position of Executive Chair. It further announced that Mark Hood, Chief Financial Officer, Mike Townsley, President of BEF Foods, John Fisher, Executive Vice President and Chief Concept Officer, and Colin Daly, Executive Vice President, General Counsel and Secretary, would comprise an Office of the Chair, reporting to Mr. Benham.

This new leadership structure, which became effective August 27, 2015, replaces the Office of the Interim CEO, which was established in December 2014, and will continue until a new CEO is named. The Transition Committee of the Board was also dissolved when the new structure took effect. Mary Kay Haben, who has served as Non-Executive Chair since October 2014, will become Lead Independent Director, as Mr. Benham assumes the role of Executive Chair. Mr. Benham will continue to serve as Executive Chair until the new CEO has completed a transition period, at which point the company will revert to a structure led by a Non-Executive Chair and a CEO in separate roles.

“As Bob Evans continues to execute its turnaround plan and pursues its strategic objectives, the Board believes this new structure will facilitate more cohesive leadership,” Mr. Benham said. “I look forward to working with both our management team and the Board to create sustained shareholder value.”

“Doug Benham brings over twenty-five years of leadership experience in the restaurant industry to Bob Evans and this appointment and new structure will enable us to take full advantage of the strengths of a team of talented and experienced executives and directors,’ said Ms. Haben. “While we are encouraged by our progress operationally and strategically, I believe, and the Board unanimously agreed, that this new structure would best keep us on course as we complete a thorough search process for an outstanding CEO. We are gratified by the continuing leadership of our management group and the hard work and dedication of our team members throughout the organization and look forward to continued progress.”

Doug Benham, 58, was President and Chief Executive Officer of Arby’s Restaurant Group, Inc., from 2004 to 2006 where he led the revitalization of a 40 year-old $3 billion quick service concept. While serving as a board member for O’Charley’s Inc. and Sonic Corp., Doug was also intimately involved in the successful strategic and operational turnaround of those concepts.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the fourth fiscal quarter (April 24, 2015), Bob Evans Restaurants owned and operated 567 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

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